Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SERINA THERAPEUTICS, INC.

Pursuant to Section 10A-2A-10.06 of the Alabama Business Corporation Law, as amended (the “ABCL”), the undersigned corporation, Serina Therapeutics, Inc., an Alabama corporation (the “Corporation”), hereby adopts the following Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

FIRST: The name of the Corporation is “Serina Therapeutics, Inc.”

SECOND: The Corporation’s Amended and Restated Certificate of Incorporation, filed on January 3, 2020, as amended by that certain Certificate of Designation, filed on February 19, 2020 (the “Amended and Restated Certificate of Incorporation”), is hereby amended to restate Section 3(c)(iv)(B) of the Amended and Restated Certificate of Incorporation in its entirety as set forth below.

“(B) Fractional Shares. If a conversion occurs pursuant to Section 3(c)(iv)(A) with respect to the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and/or Series A-5 Preferred Stock, as applicable, the Corporation shall not issue, and the holders of such shares shall have no right to receive, any fractional shares of Common Stock, and no certificates, scrip, or cash for any such fractional shares shall be issued. Any holder of Preferred Stock who would otherwise be entitled to receive a fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock issuable to such holder) as a result of a conversion pursuant to Section 3(c)(iv)(A) shall receive from the Corporation, in lieu of such fractional share: (i) one share of Common Stock, if the aggregate amount of fractional shares of Common Stock such holder would otherwise be entitled to receive is equal to or exceeds .50; or (ii) no shares of Common Stock, if the aggregate amount of fractional shares of Common Stock such holder would otherwise be entitled to receive is less than .50.”

THIRD: The Amended and Restated Certificate of Incorporation, is hereby amended to restate Section 3(c)(vi) of the Amended and Restated Certificate of Incorporation in its entirety as set forth below. Except as provided in paragraph SECOND and this paragraph THIRD, all other provisions of the Amended and Restated Certificate of Incorporation shall remain the same.

“(vi) Mandatory Conversion.

(A) Upon the occurrence of (l) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $160 million of proceeds to the Corporation, net of the underwriting discount and commissions (a “Qualifying Public Offering”) or (2) the affirmative vote of at least 60% of the outstanding shares of Series A Preferred Stock, 60% of the outstanding shares of Series A-1 Preferred Stock, 60% of the outstanding shares of Series A-2 Preferred Stock, 60% of the outstanding shares of Series A-3 Preferred Stock, 60% of the outstanding shares of Series A-4 Preferred Stock, and 60% of the outstanding shares of Series A-5 Preferred Stock, with each such series of Preferred Stock voting as a separate class:

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(I) each outstanding share of Series A Preferred Stock shall automatically be converted into the greater of (a) number of shares of Common Stock equal to the Series A Preferred Stock Liquidation Preference for one share of Series A Preferred Stock divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants), or (b) one share of Common Stock;

(II) each outstanding share of Series A-1 Preferred Stock shall automatically be converted into the greater of (a) the number of shares of Common Stock equal to the Series A-1 Preferred Stock Liquidation Preference for one share of Series A-1 Preferred Stock divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants), or (b) one share of Common Stock;

(III) each outstanding share of Series A-2 Preferred Stock shall automatically be converted into the greater of (a) the number of shares of Common Stock equal to the Series A-2 Preferred Stock Liquidation Preference for one share of Series A-2 Preferred Stock divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants), or (b) one share of Common Stock;

(IV) each outstanding share of Series A-3 Preferred Stock shall automatically be converted into the greater of (a) the number of shares of Common Stock equal to the Series A-3 Preferred Stock Liquidation Preference for one share of Series A-3 Preferred Stock divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants), or (b) one share of Common Stock;

(V) each outstanding share of Series A-4 Preferred Stock shall automatically be converted into the greater of (a) the number of shares of Common Stock equal to the Series A-4 Preferred Stock Liquidation Preference for one share of Series A-4 Preferred Stock divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants, or (b) one share of Common Stock; and

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(VI) each outstanding share of Series A-5 Preferred Stock shall automatically be converted into the greater of (a) the number of shares of Common Stock equal to the Series A-5 Preferred Stock Liquidation Preference for one share of Series A-5 Preferred Stock divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants), or (b) one share of Common Stock.

By way of example and illustration only for this Section 3(c)(vi)(A):

(1) Assume that (i) the holders of at least 60% of the outstanding shares of Series A-3 Preferred Stock affirmatively approve the conversion of Series A-3 Preferred Stock into Common Stock, (ii) the Series A-3 Preferred Stock Liquidation Preference is $12.50, (iii) the value of the Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants) is $5.00, and (iv) the rounding required for fractional shares this Section 3(c)(vi)(A) has not been applied. Based on the foregoing assumptions, the Series A-3 Preferred Stock would be converted, on a per-share basis, into shares of Common Stock at the greater of: (a) the number of shares of Common Stock equal to the Series A-3 Preferred Stock Liquidation Preference for one share of Series A-3 Preferred Stock ($12.50) divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants)($5.00) or (12.50 / 5 = 2.50), or (b) one share of Common Stock. Because 2.50 shares of Common Stock is greater than one share of Common Stock, under this set of assumptions, each share of Series A-3 Preferred Stock outstanding would convert into 2.50 shares of Common Stock.

(2) Assume the same facts as set forth in paragraph (1) above, except the value of the Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants) is $13.00. Based on the foregoing assumptions, the Series A-3 Preferred Stock would be converted, on a per-share basis, into shares of Common Stock at the greater of: (a) the number of shares of Common Stock equal to Series A-3 Preferred Stock Liquidation Preference for one share of Series A-3 Preferred Stock ($12.50) divided by the value of one share of Common Stock (determined on a fully diluted basis as if all outstanding stock options have been exercised, but not including any outstanding warrants)($13.00) or (12.50 / 13 = ~.96), or (b) one share of Common Stock. Because ~.96 shares of Common Stock is less than one share of Common Stock, under this set of assumptions, each share of Series A-3 Preferred Stock outstanding would convert into one share of Common Stock.

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If a mandatory conversion occurs pursuant to Section 3(c)(vi)(A) with respect to the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and/or Series A-5 Preferred Stock, as applicable, the Corporation shall not issue, and the holders of such shares shall have no right to receive, any fractional shares of Common Stock, and no certificates, scrip, or cash for any such fractional shares shall be issued. Any holder of Preferred Stock who would otherwise be entitled to receive a fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock issuable to such holder) as a result of a mandatory conversion pursuant to Section 3(c)(vi)(A) shall receive from the Corporation, in lieu of such fractional share: (i) one share of Common Stock, if the aggregate amount of fractional shares of Common Stock such holder would otherwise be entitled to receive is equal to or exceeds .50; or (ii) no shares of Common Stock, if the aggregate amount of fractional shares of Common Stock such holder would otherwise be entitled to receive is less than .50.

Notwithstanding anything in this Section 3(c)(vi)(A) to the contrary, in the event that the Board determines that the conversion ratio applicable to any series of Preferred Stock upon a mandatory conversion does not properly reflect the intent of the provisions set forth in this Section 3(c)(vi)(A), the Board may adjust the conversion ratio to align with the intent of the provisions set forth in this Section 3(c)(vi)(A).

(B) All holders of record of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock that have not voted for or consented to a mandatory conversion pursuant to Section 3(c)(vi)(A) shall be given written notice of the effective date of any mandatory conversion pursuant to Section 3(c)(vi)(A) above (the “Mandatory Conversion Date’’). Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent to each record holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and/or Series A-5 Preferred Stock. Upon sending of such notice, each holder of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and/or Series A-5 Preferred Stock shall be deemed to have surrendered his, her or its certificate or certificates for all such shares (if such shares are certificated) to the Corporation, and shall thereafter receive certificates (or, if the Corporation chooses to utilize a book-entry system, a notice of issuance of uncertificated shares) for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3(c)(vi). On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock so converted, including the rights, if any, to receive accrued dividends, notices and to vote (other than as a holder of Common Stock), will terminate, except for the rights of the holders thereof to receive certificates (or, if the Corporation chooses to utilize a book-entry system, a notice of issuance of uncertificated shares) for the number of shares of Common Stock into which such Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon (as opposed to, as the case may be, Series A Preferred Stock Accruing Dividends, Series A-1 Preferred Stock Accruing Dividends, or Series A-2 Preferred Stock Accruing Dividends). As soon as practicable after the Mandatory Conversion Date, the Corporation shall cause to be issued and delivered to such holder, a certificate or certificates (or, if the Corporation chooses to utilize a book-entry system, a notice of issuance of uncertificated shares) for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

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(C) If the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock are certificated, all certificates evidencing such shares of Preferred Stock shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock represented thereby converted into Common Stock for all purposes. If any shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, or Series A-5 Preferred Stock that are subject to a mandatory conversion pursuant to Section 3(c)(vi)(A) have been issued using a book-entry system, then all such uncertificated shares shall, from and after the Mandatory Conversion Date, automatically be deemed to have been retired and cancelled and the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and Series A-5 Preferred Stock represented thereby converted into Common Stock for all purposes.”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was authorized, approved, and adopted by the stockholders of the Corporation as of December 5, 2023.

FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the stockholders of the Corporation in the manner required by the ABCL and by the Amended and Restated Certificate of Incorporation.

SIXTH: The unique identifying number of the Corporation is 000-249-619.

[Signature Page Follows]

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CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SERINA THERAPEUTICS, INC.

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned, in his capacity as the President and Chief Executive Officer of the Corporation, executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation on December 5, 2023.

SERINA THERAPEUTICS, INC.,
an Alabama Corporation

By:	/s/ Randall Moreadith
Randall Moreadith
President and Chief Executive Officer

This instrument prepared by:

Daniel S. Culpepper

Bradley Arant Boult Cummings LLP

200 Clinton Avenue West, Suite 900

Huntsville, Alabama 35801